UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 6, 2015

CORMEDIX INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34673	20-5894890
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1430 US Highway 206, Suite 200, Bedminster, NJ		07921
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (908) 517-9500

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 6, 2015, our Board appointed Janet M. Dillione as a director, to hold office until our 2016 annual meeting of stockholders.  The appointment was made upon the request of Manchester Securities Corp., or Manchester, which partially exercised its right to appoint up to two members to our Board of Directors.  Manchester holds the Board appointment rights pursuant to a letter agreement, dated March 3, 2015, between us and Manchester, which letter agreement was entered into as part of the backstop financing made available to us by Manchester in March 2015.  Although appointed by Manchester, Ms. Dillione will be an independent director and will not be acting or serving as Manchester’s representative on the Board.

Ms. Dillione also was appointed to the Audit, Compensation and Nominating and Governance Committees.

Pursuant to our non-employee director compensation policy, we will grant Ms. Dillione an option to purchase 50,000 shares of our common stock for joining the Board.  There are no related party transactions between Ms. Dillione and our company.

Ms. Dillione has served as the Chief Executive Officer of CardiopulmonaryCorp, a leader in medical device connectivity for EMR integration, and integrated clinical applications and workflows for over 20 years, since May 2014. Previously, she was at Nuance Communications, Inc., a leading provider of voice and language solutions for businesses and consumers around the world, having joined Nuance in April 2010 as Executive Vice President & General Manager of the Healthcare Division and serving as an executive officer from May 2010 until March 2014. From June 2000 to April 2010, Ms. Dillione held several senior level management positions at Siemens Medical Solutions, a global leader in medical imaging, laboratory diagnostics, and healthcare information technology, including President and CEO of the global healthcare IT division.

A copy of the press release announcing the appointment of Ms. Dillione is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated August 6, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 7, 2015	CORMEDIX INC.

/s/ Randy Milby
Name: Randy Milby
Title: Chief Executive Officer